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                                                                      Exhibit 11

MONRO MUFFLER BRAKE, INC.
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
(UNAUDITED)

Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period. All share data has been restated to reflect the 5% stock dividend payable August 4, 1997. (See Note 1).

                                                             QUARTER ENDED
                                                                JUNE 30,
                                                                --------
                                                            1997         1996
                                                            ----         ----
                                                        (DOLLARS IN THOUSANDS,
                                                         EXCEPT PER SHARE DATA)

EARNINGS

Net income                                                  $3,417        $3,379
                                                            ======        ======

SHARES

Weighted average number of common shares                     7,850         7,670

Assuming conversion of Class C Convertible
  Preferred Stock                                              605           605

Dilutive effect of outstanding options                         150           265
                                                            ------        ------

Weighted average number of common and
  common equivalent shares                                   8,605         8,540
                                                            ======        ======


EARNINGS PER SHARE                                          $  .40        $  .40
                                                            ======        ======




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